EXHIBIT 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Matt Messinger – Tel. (773) 864-6850
MWW GROUP Public Relations Carreen Winters – Tel. (201) 507-9500

For Immediate Release

   BALLY TOTAL FITNESS RECEIVES NOTICE OF FINANCIAL REPORTING COVENANT
DEFAULT ON 9 7/8% SENIOR SUBORDINATED NOTES AND
10 1/2% SENIOR NOTES

COMPANY CONTINUES NEGOTIATIONS WITH BONDHOLDERS AND EXTENDS CONSENT
DUE DATE TO AUGUST 10, 2005

RECEIVES CONSENT FROM 96.31% OF SENIOR NOTES AND 42.88% OF SENIOR
SUBORDINATED NOTES OUTSTANDING

         CHICAGO, IL, August 5, 2005 – Bally Total Fitness Holding Corporation (NYSE:BFT) announced today that the Company has received notices of default under the indentures governing its 9 7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) and its 10 1/2% Senior Notes due 2011 (the “Senior Notes”) following the expiration of the waiver of the financial reporting covenant default on July 31, 2005. The notices did not declare the aggregate unpaid principal under each of the indentures to be due and payable. However, the notices commence a 30-day cure period during which Bally must either secure an extension to the waiver or remedy the default. The Company continues to negotiate with bondholders to secure a waiver extension and currently has received consent from holders of 96.31% of the Senior Notes and 42.88% of Senior Subordinated Notes outstanding.

        In addition, the delivery of the notices commences the 10-day period after which time an event of default occurs under Bally’s $275 million secured credit agreement’s cross-default provision. As a result, delivery of these notices could result in acceleration of Bally’s obligations on or after August 14, 2005, under the credit agreement and the indentures, causing over $700 million of Bally’s debt obligations to become immediately due and payable.

        Bally also announced that it has extended the Consent Date (as defined in Bally’s Consent Solicitation Statements dated July 13, 2005) for holders of its Senior Notes and Senior Subordinated Notes to consent to an extension of the waivers to 5:00 p.m., New York City time, on Wednesday, August 10, 2005.

        Except as set forth herein, the terms of the Consent Solicitations remain the same as set forth in the Consent Solicitation Statements previously distributed to noteholders.

        As previously announced, Bally has retained Deutsche Bank Securities Inc. to serve as its solicitation agent and MacKenzie Partners, Inc. to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Christopher White. The solicitation agent may be reached by telephone at (212) 250-6008. Requests for documents may be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Attention: Jeanne Carr or Simon Coope. The information agent and tabulation agent may be reached by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

         This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Bally’s Consent Solicitation Statements and the related Letters of Consent, as amended hereby. Other than as expressly set forth herein, this announcement is not a waiver of any of the terms and conditions set forth in Bally’s Consent Solicitation Statements and the related Letters of Consent and is subject thereto in all respects. Notwithstanding Bally’s solicitation of waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

      About Bally Total Fitness

        Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Crunch Fitness(SM) , Gorilla Sports(SM), Pinnacle Fitness® , Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

         Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the existence of reporting covenant defaults under Bally’s public indentures, whether Bally can obtain waivers of those defaults from noteholders, and potential cross-defaults under Bally’s senior credit facility; the outcome of the SEC and Department of Justice investigations, the review and restatement of previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements, including any further delays; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; other than as described above, Bally’s ability to remain in compliance with, or obtain waivers under, its loan agreements and indentures; ability to satisfy the Household judgment; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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